                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
        INFORMATION STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant [X]
Filed by a party other than the registrant [ ]
Check the appropriate box:

[ ] Preliminary proxy statement      [ ] Confidential, For Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              QuadraMed Corporation
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)     Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
        (2)     Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

--------------------------------------------------------------------------------
        (4)     Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
        (5)     Total fee paid:

--------------------------------------------------------------------------------

        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

           (1)       Amount previously paid:

--------------------------------------------------------------------------------
           (2)       Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------------
           (3)       Filing Party:

--------------------------------------------------------------------------------
           (4)       Date Filed:

--------------------------------------------------------------------------------

                                      LOGO

                             QUADRAMED CORPORATION
                            ------------------------

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 28, 1998

To Our Stockholders:

     You are cordially invited to attend the 1998 Annual Meeting of Stockholders of QuadraMed Corporation (the "Company"), which will be held at 80 East Sir Francis Drake Boulevard, Larkspur, California 94939 at 9:00 a.m. on May 28, 1998 (the "1998 Annual Meeting") for the following purposes:

     1. To elect two directors to the Board of Directors;

     2. To approve the amendment and restatement of the Company's Second Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance thereunder by an additional 30,000,000 to a total of 50,000,000 shares of Common Stock; and

     3. To act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

     These matters are described more fully in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on April 3, 1998 as the record date for determining those stockholders who will be entitled to vote at the Special Meeting. The stock transfer books will remain open between the record date and the date of the 1998 Annual Meeting.

     Representation of at least a majority of all outstanding shares of Common Stock of QuadraMed Corporation either in person or by proxy is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. Your proxy may be revoked at any time prior to the time it is voted at the 1998 Annual Meeting.

     Please read the accompanying proxy material carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matter presented.

                                          Sincerely yours,


                                          /s/ James D. Durham

                                          James D. Durham
                                          Chairman of the Board,
                                          President and Chief Executive Officer

May 1, 1998
Larkspur, California

              STOCKHOLDERS SHOULD READ THE ENTIRE PROXY STATEMENT
                   CAREFULLY PRIOR TO RETURNING THEIR PROXIES

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                      1998 ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                             QUADRAMED CORPORATION

                           TO BE HELD ON MAY 28, 1998

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of QUADRAMED CORPORATION ("QuadraMed Corporation" or the "Company") of proxies to be voted at the 1998 Annual Meeting of Stockholders (the "1998 Annual Meeting"), which will be held at 9:00 a.m. on May 28, 1998, at 80 East Sir Francis Drake Boulevard, Larkspur, California 94939, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 1998 Annual Meeting of Stockholders. This Proxy Statement and the proxy card were first mailed to stockholders on or about May 1, 1998. The Company's 1997 Annual Report is being mailed to stockholders concurrently with this Proxy Statement. The 1997 Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

                         VOTING RIGHTS AND SOLICITATION

     The close of business on April 3, 1998 was the record date for stockholders entitled to notice of and to vote at the 1998 Annual Meeting. As of that date, QuadraMed Corporation had 12,594,503 shares of Common Stock, $.01 par value per share (the "Common Stock") issued and outstanding. All of the shares of the Company's Common Stock outstanding on the record date are entitled to vote at the 1998 Annual Meeting, and stockholders of record entitled to vote at the meeting will have one vote for each share of Common Stock so held with regard to each matter to be voted upon.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Election of directors by stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election present in person or represented by proxy. The affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date is required for the approval of the proposed amendment to the Company's Second Amended and Restated Certificate of Incorporation.

     The holders of a majority of the shares of Common Stock outstanding and entitled to vote at the 1998 Annual Meeting shall constitute a quorum for the transaction of business at the 1998 Annual Meeting. Shares of Common Stock represented in person or by proxy will be counted for purposes of determining whether a quorum is present at the 1998 Annual Meeting. Shares which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote cast on such matter. If a broker or nominee holding stock in "street name" indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, those shares will not be considered as present and entitled to vote with respect to such matter and will not be counted as a vote cast on such matter. Accordingly, abstentions and broker non-votes will have no effect on the voting for election of Directors, but will have the same effect as a vote against the proposed amendment to the Company's Certificate of incorporation.

     Shares of the Company's Common Stock represented by proxies in the accompanying form which are properly executed and returned to QuadraMed Corporation will be voted at the 1998 Annual Meeting in accordance with the stockholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of each of the directors as described herein under "Proposal 1 -- Election of Directors" and FOR the amendment and restatement of the Company's Second Amended and Restated Certificate of Incorporation described herein under "Proposal 2 -- Approval of Amendment and Restatement of Certificate of Incorporation."

     Management does not know of any matters to be presented at this 1998 Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment. Any stockholder has the right to revoke his or her proxy at any time before it is voted at the meeting.

     The entire cost of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, telegraph or special letter by officers and regular Company employees for no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the Company's Common Stock, and such persons may be reimbursed for their expenses.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

COMPOSITION OF BOARD OF DIRECTORS

     The Company's Bylaws set the number of directors at seven. The Company's Board of Directors is divided into three classes, designated Class I, Class II and Class III. The initial directors in each class hold office for terms of one year, two years and three years, respectively. Thereafter each class will serve a three-year term. The term of Class I, currently consisting of John H. Austin, M.D., Albert L. Greene and Kenneth E. Jones, will expire at the annual meeting of stockholders to be held in 2000; the term of Class II, currently consisting of Joan P. Neuscheler and Cornelius T. Ryan, will expire at the 1998 Annual Meeting; and the term of Class III, currently consisting of James D. Durham and Thomas F. McNulty, will expire at the annual meeting of stockholders to be held in 1999. The Company's directors are elected by the stockholders at the annual meeting of stockholders and will serve until their successors are elected and qualified, or until their earlier resignation or removal. There are no family relationships among any of the directors, the nominees for directors and executive officers of the Company.

     The proxy holders named on the proxy card intend to vote all proxies received by them in the accompanying form FOR the election of the two Class II nominees listed below, unless instructions to the contrary are marked on the proxy. These nominees have been selected by the Board of Directors and both of the nominees, Cornelius T. Ryan and Joan P. Neuscheler, are currently members of the Board. If elected, the Class II nominees will serve until the 2001 Annual Meeting of Stockholders or until a successor has been duly elected and qualified.

     In the event that a nominee is unable or declines to serve as a director at the time of the 1998 Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below, unless instructions are given to the contrary. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

CLASS I -- DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING OF STOCKHOLDERS

                                                                                 DIRECTOR
          NAME                            PRINCIPAL OCCUPATION                    SINCE      AGE
          ----                            --------------------                   --------    ---
John H. Austin, M.D.....  President and Chief Executive Officer of Arcadian        1995      53
                          Management Services
Albert L. Greene........  Chief Executive Officer of Sutter Health East Bay        1997      48
Kenneth E. Jones........  Chairman of the Board and Chief Executive Officer of     1997      51
                          Globe Wireless

CLASS II -- NOMINEES FOR ELECTION

                                                                                 DIRECTOR
          NAME                            PRINCIPAL OCCUPATION                    SINCE      AGE
          ----                            --------------------                   --------    ---
Joan P. Neuscheler......  General Partner of Tullis-Dickerson Partners and         1994      38
                          President and Chief Financial Officer of
                          Tullis-Dickerson & Co., Inc.
Cornelius T. Ryan.......  General Partner of Oxford Partners, OBP Management       1995      66
                          L.P. and OBP Management (Bermuda) L. P.

CLASS III -- DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING OF STOCKHOLDERS

                                                                                 DIRECTOR
          NAME                            PRINCIPAL OCCUPATION                    SINCE      AGE
          ----                            --------------------                   --------    ---
James D. Durham.........  Chairman of the Board, President and Chief Executive     1993      51
                          Officer
Thomas F. McNulty.......  Senior Vice President, Chief Financial Officer and       1994      58
                          Treasurer of Henry Ford Health Systems

     The following is certain biographical information, as of March 31, 1998, regarding the current members of the Company's Board of Directors and the two nominees to the Board who are also currently members of the Board of Directors:

     James D. Durham founded the Company in September 1993 when he became its President and Chief Executive Officer and a director. In May 1996, Mr. Durham became Chairman of the Board. From November 1992 to December 1993, Mr. Durham served as the Chief Executive Officer of Trim Healthcare Systems, Inc., a reimbursement consulting services company. From April 1992 to April 1993, Mr. Durham served as Chief Executive Officer of Care Partners, Inc., an accounts receivable processing and funding company cofounded by Mr. Durham. From February 1986 until its acquisition by Ameritech in February 1992, Mr. Durham served as President and Chief Executive Officer of Knowledge Data Systems, Inc., a health care information systems company. Mr. Durham holds a B.S. with honors in Industrial Engineering from the University of Florida and an M.B.A. with an emphasis in Finance from the University of California, Los Angeles and is a Certified Public Accountant.

     John H. Austin, M.D., has been a director of the Company since April 1995. Dr. Austin has been the President and Chief Executive Officer of Arcadian Management Services, a manager of rural hospitals, since June 1997. From April 1997 to June 1997, Dr. Austin was an independent consultant in the health care industry. From October 1994 to April 1997, Dr. Austin served as President, Professional Services Division for UniHealth, a multi-hospital and medical group health care organization. Prior to joining UniHealth, Dr. Austin was a consultant in the health care industry from June 1992 to October 1994 and served as Executive Vice President, Health Plan of America HMO for St. Joseph Health System from January 1987 to June 1992. Mr. Austin is also a director of Coventry Corp., a nursing home company.

     Albert L. Greene has been a director of the Company since May 1997. Mr. Greene has been the Chief Executive Officer of Sutter Health East Bay, a health care delivery system and the parent company of Alta Bates Health System, since June 1996. From May 1990 until March 1998, Mr. Greene served as the President and Chief Executive Officer of Alta Bates Medical Center, a 527-bed acute care hospital located in Berkeley, California. From January 1996 until March 1998, Mr. Greene also served as the President and Chief Executive Officer of Alta Bates Health System, the parent company of Alta Bates Medical Center. Mr. Greene has served as an executive in hospital administration since 1979, most recently as the President of Sinai Samaritan Medical Center in Milwaukee, Wisconsin from 1988 to 1990. Mr. Greene received a masters of hospital administration at the University of Michigan, and is presently a diplomate of the American College of Healthcare Executives and a member of the American Hospital Association. Mr. Greene is also chair-elect of the California Healthcare Association, a member of the board of directors of Acuson Corporation, a manufacturer and provider of medical diagnostic ultrasound systems, and a member of the board of directors of several other privately held hospitals and hospital associations.

     Kenneth E. Jones has been a director of the Company since May 1997. Mr. Jones has been the Chairman of the Board and Chief Executive Officer of Globe Wireless, a provider of marine communications services, since 1990. Mr. Jones has also held various senior management positions with other companies, including President and Chief Executive Officer of Ditech Corporation, a telecommunications company, President and Chief Executive Officer of Automated Call Processing Corporation, a telecommunications company, President and Chief Executive Officer of ClausenKoch Company, a producer of canned meat products and Vice President and Chief Financial Officer of Hills Bros. Coffee, Inc., a producer of coffee. Mr. Jones holds a B.S. in Chemical Engineering from the University of Nebraska and an M.B.A. from Harvard University.

     Thomas F. McNulty has been a director of the Company since October 1994. Mr. McNulty has served as Senior Vice President, Chief Financial Officer and Treasurer of Henry Ford Health Systems, an integrated delivery system, since 1983. Mr. McNulty is also a director of several privately held companies and charitable organizations.

     Joan P. Neuscheler has been a director of the Company since March 1994. Ms. Neuscheler has been a general partner of Tullis-Dickerson Partners, a venture capital firm, since September 1992, and the President and Chief Financial Officer of Tullis-Dickerson & Co., Inc. since April 1989. Tullis-Dickerson Partners is the general partner of Tullis-Dickerson Capital Focus, L.P., a stockholder of the Company. Ms. Neuscheler is also a director of several privately held companies.

     Cornelius T. Ryan has been a director of the Company since March 1995. Mr. Ryan has been a general partner of Oxford Partners since 1981 and of OBP Management L.P., and OBP Management (Bermuda) Limited Partnership since 1992. OBP Management L.P. and OBP Management (Bermuda) Limited Partnership are the general partners of Oxford Bioscience Partners L.P. and Oxford Bioscience Partners (Bermuda) Limited Partnership, respectively, each a stockholder of the Company. Mr. Ryan is also a director of several privately held companies.

                         BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of 13 meetings during the fiscal year ended December 31, 1997 (the "1997 fiscal year"). With the exception of Kenneth E. Jones, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he or she served. Mr. Jones, who was elected to the Board at the Company 1997 Annual Meeting of Stockholders on May 21, 1997, attended five of the eight Board meetings (62.5%) held in 1997 subsequent to his election to the Board.

     The Company has an Audit Committee and a Compensation Committee.

     The Audit Committee's duties include reviewing internal financial information, monitoring cash flow, budget variances and credit arrangements, reviewing the audit program of the Company, reviewing with the Company's independent accountants the results of all audits upon their completion, annually selecting and recommending independent accountants, overseeing the quarterly unaudited reporting process and taking such other action as may be necessary to assure the adequacy and integrity of all financial information distributed by the Company. The Committee, which currently consists of Ms. Neuscheler and Mr. McNulty, held one meeting during the 1997 fiscal year.

     The Compensation Committee recommends compensation levels of senior management and works with senior management on benefit and compensation programs for Company employees. In addition, the Compensation Committee administers the Company's 1996 Stock Incentive Plan (the "1996 Plan"). This Committee, which during the 1997 fiscal year, consisted of Ms. Neuscheler (Chairperson), Dr. Austin and Mr. Ryan, held five meetings during the 1997 fiscal year. No member of this Committee was at any time during the 1997 fiscal year or at any other time an officer or employee of the Company. For fiscal year 1998, Mr. Jones has been selected to replace Dr. Austin as a member of the Compensation Committee. No executive officer of the Company served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during the Company's last fiscal year. For a description of transactions between the Company and members of the Compensation Committee or their affiliates, see "Certain Relationships and Related Transactions."

                             DIRECTOR REMUNERATION

     Non-employee directors will be reimbursed for their reasonable expenses incurred in connection with attending board meetings. Non-employee directors are eligible to receive periodic option grants under the Discretionary Option Grant and Automatic Option Grant Programs in effect under the Company's 1996 Plan. Each of these programs is described below.

AUTOMATIC OPTION GRANT PROGRAM

     Under the Automatic Option Grant Program, each individual who is first elected or appointed as a non-employee Board member at any time after the June 26, 1996 effective date of the 1996 Plan will receive at the time of such initial election or appointment an automatic option grant for 10,000 shares of Common Stock, provided such individual was not previously in the Company's employ. At each annual stockholders meeting beginning with the annual meeting of stockholders held in 1997, each individual who is to continue in service as a non-employee Board member, whether or not that individual is standing for re-election to the Board at that particular meeting, will automatically be granted at that meeting an option to purchase 4,000 shares of Common Stock, provided such individual has served as a non-employee Board member for at least six (6) months.

     Each option under the Automatic Option Grant Program has an exercise price per share equal to 100% of the fair market value per share of Common Stock on the option grant date and a maximum term of ten (10) years measured from the grant date. The option is immediately exercisable for all the option shares, but any purchased shares are subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares. Each initial 10,000-share grant vests, and the Company's repurchase rights lapse, as follows: (i) one-third ( 1/3) of the option shares vest upon the optionee's completion of one (1) year of Board service measured from the option grant date and (ii) the balance of the option shares vest in a series of twenty-four (24) successive equal monthly installments upon the optionee's completion of each additional month of Board service over the twenty-four (24)-month period measured from the first anniversary of such grant date. Each annual 4,000-share grant vests, and the Company's repurchase right lapses, in a series of twelve (12) successive equal monthly installments over the optionee's period of Board service measured from the grant date.

     Each of Messrs. Greene and Jones received an option for 10,000 shares upon their election to the Board on May 21, 1997 at an exercise price of $7.75 per share. On the date of the 1998 Annual Meeting, each continuing Board member will receive an option for 4,000 shares at an exercise price per share equal to the fair market value on that date.

DISCRETIONARY OPTION GRANT PROGRAM

     Under the Discretionary Option Grant Program, eligible individuals in the Company's employ or service (including non-employee Board members, officers and consultants) may, at the discretion of the Compensation Committee of the Board, as Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than 100% of their fair market value on the grant date. The Compensation Committee will have complete discretion to determine the vesting schedule, maximum term and the status under Federal tax laws of any such option grant. No non-employee Board member received any option grants under the Discretionary Option Grant Program during the 1997 fiscal year.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ELECTION OF ALL OF THE CLASS II NOMINEES IDENTIFIED ABOVE FOR ELECTION AS DIRECTORS.

                                   PROPOSAL 2

                    APPROVAL OF AMENDMENT AND RESTATEMENT OF
                          CERTIFICATE OF INCORPORATION

     The present capital structure of the Company authorizes a total of 25,000,000 shares of capital stock, which amount includes 5,000,000 shares of preferred stock, par value $.01 per share, and 20,000,000 shares of Common Stock, par value $.01 per share. The Board of Directors believes this capital structure is inadequate for the present and future needs of the Company. Therefore, the Board of Directors has unanimously approved the amendment and restatement of the Company's Second Amended and Restated Certificate of Incorporation pursuant to which the number of authorized shares of Common Stock will be increased by 30,000,000 shares to a total of 50,000,000 shares authorized.

     As of March 31, 1998, there were outstanding 12,594,217 shares of Common Stock and no shares of preferred stock. An additional 3,459,899 shares of Common Stock are reserved for issuance pursuant to the Company's stock option and employee stock purchase plans and pursuant to the exercise of outstanding warrants. In connection with the Company's acquisition of Medicus Systems Corporation (the "Medicus Acquisition"), the Company may issue up to an aggregate of 1,800,000 shares of the Company's Common Stock to Medicus stockholders who elect to receive Common Stock in the acquisition and to certain former Medicus stockholders who may exercise warrants to purchase Common Stock at the effective time of the Medicus Acquisition. In no event will the amount of shares issued in the Medicus Acquisition equal or exceed 20% of the currently outstanding voting power of the Company. The Medicus Acquisition is expected to close in the second quarter of 1998.

PURPOSE OF AUTHORIZING ADDITIONAL COMMON STOCK

     Authorizing an additional 30,000,000 shares of Common Stock would give the Board of Directors the express authority, without further action of the stockholders, to issue such Common Stock from time to time as the Board of Directors deems necessary. The Board of Directors believes it is necessary to have the ability to issue such additional shares of Common Stock for general corporate purposes, including possible future acquisitions, equity financings, stock dividends or distributions, issuance of options pursuant to the Company's 1996 Stock Incentive Plan and issuance of Common Stock pursuant to the Company's Employee Stock Purchase Plan without further approval by the stockholders, unless such approval were specifically required by applicable law or rules of any stock exchange on which the Company's securities may then be listed. For example, the Company, which is listed for quotation with the Nasdaq National Market ("Nasdaq"), is required by Nasdaq rules to obtain stockholder approval for, among other things, transactions which result in (i) a change in control of the Company or (ii) the issuance of Company securities in an acquisition in which the securities issued would have voting power equal to or greater than 20% of the voting power outstanding prior to the issuance of the securities. While the Company anticipates that it may issue a significant number of shares of Common Stock within the next several years in connection with one or more of the foregoing transactions, it has no existing understanding or agreement for the issuance of any shares of Common Stock (other than the shares currently reserved for issuance or issuable pursuant to outstanding options and warrants and shares issuable in connection with the Medicus Acquisition, as described above).

     The proposed increase in the authorized number of shares of Common Stock could have a number of effects on the Company's stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company's management could have the effect of making it more difficult to remove the Company's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. In addition, an issuance of additional shares by the Company could have an effect on the potential realizable value of a stockholder's investments. In the absence of a proportionate increase in the Company's earnings and book value, an increase in the aggregate number of outstanding shares of the Company caused by the issuance of the additional shares would dilute the earnings per share and book value per share of all outstanding shares of the Company's Common Stock. If such factors were reflected in the price per share of Common Stock, the potential realizable value of a stockholder's investment could be adversely affected. The Common Stock carries no preemptive rights to purchase additional shares.

     The proposed amendment and restatement of the Company's Second Amended and Restated Certificate of Incorporation was unanimously approved by the Board of Directors on April 7, 1998.

STOCKHOLDER APPROVAL

     The affirmative vote of a majority of the outstanding shares of the Company's Common Stock is required to approve and adopt the amendment to the Company's Second Amended and Restated Certificate of Incorporation.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends a vote FOR the amendment and restatement of the Company's Second Amended and Restated Certificate of Incorporation authorizing 30,000,000 additional shares of Common Stock.

                                   MANAGEMENT

     The following sets forth the names, ages and positions of the Company's executive officers, who are not members of the Board of Directors, as of March 31, 1998, are as follows:

                NAME                   AGE                           POSITION
                ----                   ---                           --------
James D. Durham......................  51     Chairman of the Board, President and Chief Executive
                                              Officer
John V. Cracchiolo...................  41     Executive Vice President, Chief Financial Officer and
                                                Secretary
Suzanne J. Blumenthal................  44     Executive Vice President and President, Business
                                              Office Services and Technology Division
Andrew J. Hurd.......................  34     Executive Vice President, Business Development
Steven D. McCoy......................  47     Executive Vice President, Managed Care Division
Keith M. Roberts.....................  33     Executive Vice President, General Counsel and
                                              Assistant Secretary
Ruthann Russo........................  39     Executive Vice President and President, Compliance and
                                                Consulting Division
Lemuel C. Stewart, Jr................  51     Executive Vice President and President, EDI Division
Joanne H. Vaul.......................  39     Executive Vice President and President, Value Added
                                              Systems Division
Bernie J. Murphy.....................  32     Vice President, Finance and Chief Accounting Officer

BACKGROUND

     James D. Durham founded the Company in September 1993 when he became its President and Chief Executive Officer and a director. In May 1996, Mr. Durham became Chairman of the Board. From November 1992 to December 1993, Mr. Durham served as the Chief Executive Officer of Trim Healthcare Systems, Inc., a reimbursement consulting services company. From April 1992 to April 1993, Mr. Durham served as Chief Executive Officer of Care Partners, Inc., an accounts receivable processing and funding company cofounded by Mr. Durham. From February 1986 until its acquisition by Ameritech in February 1992, Mr. Durham served as President and Chief Executive Officer of Knowledge Data Systems, Inc., a health care information systems company. Mr. Durham holds a B.S. with honors in Industrial Engineering from the University of Florida and an M.B.A. with an emphasis in Finance from the University of California, Los Angeles and is a Certified Public Accountant.

     John V. Cracchiolo joined the Company in May 1995 as its Executive Vice President, Chief Financial Officer and Secretary. Prior to joining the Company, Mr. Cracchiolo worked for PSICOR, Inc., a health care services company, serving as its Chief Financial Officer from February 1993 to May 1995, and its corporate Controller from May 1989 to February 1993. Previously, Mr. Cracchiolo worked in various management positions for software, hardware, defense contractor and personnel and professional services organizations within the health care and other industries. Mr. Cracchiolo holds a B.S. in Business Administration from California State University, Long Beach and is a Certified Public Accountant.

     Suzanne J. Blumenthal joined the Company in January 1994 as Vice President, Sales. From January 1995 to December 1995, Ms. Blumenthal served as Vice President, Business Development and in January 1996 she became Senior Vice President, Business Development. In December 1997, Ms. Blumenthal became Executive Vice President and President of the Company's Business Office Services and Technology Division. From October 1992 to December 1993, Ms. Blumenthal served as Vice President, Sales for StellarNet, a company specializing in EDI software. From March 1988 to October 1992, Ms. Blumenthal served as Western Regional Director for CSC Healthcare Systems, Inc., a division of Computer Sciences Corporation, which specializes in managed care software. Ms. Blumenthal holds a B.A. in Urban Planning from Washington University and a Master's in Healthcare Administration from George Washington University.

     Andrew D. Hurd joined the Company in January 1998 as Executive Vice President, Business Development. From November 1995 to January 1998, Mr. Hurd was Vice President, Health Care Financial Services at National Data Corporation, an EDI company. From 1988 to November 1995, Mr. Hurd was the Vice President and General Manager of Amsco International. Mr. Hurd holds a B.A in Marketing and a B.S in Business Administration from Northern Arizona University.

     Steven D. McCoy joined the Company in September 1997 as a Senior Vice President. In February 1998, Mr. McCoy became the Executive Vice President and President of the Company's Managed Care Division. From July 1987 to September 1997, Mr. McCoy was the President of Healthcare Revenue Management, Inc., a managed care department outsourcing and audit services company, until that company was acquired by QuadraMed in September 1997. Mr. McCoy holds a B.S. in Computer Science from the Air Force Academy.

     Keith M. Roberts joined the Company in March 1997 as Vice President and General Counsel and became Executive Vice President, General Counsel and Assistant Secretary in February 1998. From May 1995 to March 1997, Mr. Roberts was an associate of Brobeck, Phleger & Harrison LLP, a private law firm. From September 1992 to May 1995, Mr. Roberts was an associate of Hale & Dorr, a private law firm. Mr. Roberts holds a J.D. from Stanford Law School and a B.A. in Economics and Philosophy from the University of Rochester.

     Ruthann Russo joined the Company in February 1998 as its Executive Vice President and President, Compliance and Education Division. From May 1991 until February 1998, Ms. Russo was the Chief Executive Officer of Cabot Marsh Corporation, a health care consulting company, until that company was acquired by QuadraMed in February 1998. Ms. Russo holds a J.D. from the American University and a B.A. in Liberal Arts from Dickinson College.

     Lemuel C. Stewart, Jr. joined the Company in July 1997 as its Executive Vice President and President, EDI Division. From January 1997 to June 1997, Mr. Stewart was a general manager of the Virginia-based EDI division of National Data Corporation ("NDC"), an information systems and services company for the health care and payment systems markets. From September 1986 to January 1997, Mr. Stewart was the President, Chief Operating Officer and general manager of Health Communication Services, Inc., which was acquired by NDC. Mr. Stewart holds a B.S. in Business/Finance from East Tennessee State University and an A.A. in Business from Richard Bland College of William and Mary.

     Joanne H. Vaul joined the Company in December 1995 as a Senior Vice President and became Executive Vice President and President, Value Added Systems Division in February 1998. From December 1991 until December 1995, Ms. Vaul was the Chief Operating Officer of Healthcare Design Systems, Inc., which was acquired by the Company in December 1995. Ms. Vaul holds a B.S in Accounting and Economics as well as an M.B.A. from Widener University.

     Bernie J. Murphy joined the Company in June 1996 as Corporate Controller. In February 1998, Mr. Murphy became the Company's Vice President, Finance and Chief Accounting Officer. From July 1988 to June 1996, Mr. Murphy worked at Arthur Andersen LLP, where he served as a manager in the audit practice for the last three years of employment with that firm. Mr. Murphy holds a B.S. in Business Administration from the University of San Francisco and is a Certified Public Accountant.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1998 by (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company's Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer of the Company and (iv) all executive officers and directors of the Company as a group.

                                                           SHARES BENEFICIALLY
                                                                 OWNED(1)
                                                           --------------------
                NAME OF BENEFICIAL OWNERS                   NUMBER      PERCENT
                -------------------------                  ---------    -------
James D. Durham(2).......................................  1,185,469      8.7%
John V. Cracchiolo(3)....................................    346,012      2.7
Suzanne J. Blumenthal(4).................................     78,916        *
Frederick Stodolak(5)....................................     84,000        *
Eugene Arnone(6).........................................    167,688        *
John H. Austin, M.D.(7)..................................     22,666        *
Albert L. Greene(8)......................................     10,000        *
Kenneth E. Jones(9)......................................     10,000        *
Thomas F. McNulty(10)....................................     26,666        *
Joan P. Neuscheler(11)...................................    140,489      1.1
Cornelius T. Ryan(12)....................................    113,651        *
All executive officers and directors as a group (17
  persons)(13)...........................................  2,912,084     19.6

---------------
  *  Less than one percent.

 (1) Percentage ownership is based on 12,594,217 shares of Common Stock outstanding on March 31, 1998. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Includes 90,295 shares of Common Stock owned by Trigon Resources Corporation ("Trigon"), a corporation owned by Mr. Durham and his two children, 134,574 shares of Common Stock issuable upon exercise of a warrant held by Trigon, and 355,600 shares issuable upon exercise of a warrant held by Mr. Durham. Also includes 605,000 shares issuable upon exercise of options, 66,667 of which are exercisable within 60 days of March 31, 1998.

 (3) Includes 345,000 shares issuable upon exercise of options, 52,291 of which are exercisable within 60 days of March 31, 1998.

 (4) Includes 77,900 shares issuable upon exercise of options, 32,658 of which are exercisable within 60 days of March 31, 1998.

 (5) Includes 84,000 shares issuable upon exercise of options, 22,833 of which are exercisable within 60 days of March 31, 1998.

 (6) Includes 13,500 shares issuable upon exercise of options within 60 days of March 31, 1998.

 (7) Includes 26,666 shares issuable upon exercise of options, 13,500 of which are exercisable within 60 days of March 31, 1998.

 (8) Includes 10,000 shares issuable upon exercise of options, 3,334 of which are exercisable within 60 days of March 31, 1998.

 (9) Includes 10,000 shares issuable upon exercise of options, 3,334 of which are exercisable within 60 days of March 31, 1998.

(10) Includes 26,666 shares issuable upon exercise of options within 60 days of March 31, 1998.

(11) Includes 122,005 shares of Common Stock issuable upon exercise of certain warrants issued to Tullis-Dickerson Capital Focus, L.P. Also includes 14,000 shares issuable upon exercise of options held by Ms. Neuscheler, 9,278 of which are exercisable within 60 days of March 31, 1998. Ms. Neuscheler, a director of the Company, is a general partner of Tullis-Dickerson Partners, which is the general partner of Tullis-Dickerson Capital Focus, L.P. Ms. Neuscheler disclaims beneficial ownership in the shares held by Tullis-Dickerson Capital Focus, L.P., except to the extent of her pecuniary interest arising from her general partnership interest in Tullis-Dickerson Partners. Also includes 744 shares held in trust for the benefit of Susannah Dickerson and 744 shares held in trust for the benefit of Caroline Dickerson. Ms. Neuscheler disclaims beneficial ownership in such shares.

(12) Includes 77,728 shares of Common Stock owned by Oxford Bioscience Partners L.P.; 21,923 shares of Common Stock owned by Oxford Bioscience Partners (Bermuda) Limited Partnership. Also includes 14,000 shares issuable upon exercise of options held by Mr. Ryan, 9,278 of which are exercisable within 60 days of March 31, 1998. Mr. Ryan, a director of the Company, is a general partner of OBP Management L.P. and OBP Management (Bermuda) Limited Partnership, which are the general partners of Oxford Bioscience Partners L.P. and Oxford Bioscience Partners (Bermuda) Limited Partnership, respectively. Mr. Ryan disclaims beneficial ownership in the shares held by Oxford Bioscience Partners L.P. and Oxford Bioscience Partners (Bermuda) Limited Partnership, except to the extent of his pecuniary interest arising from his general partnership interests in OBP Management L.P. and OBP Management (Bermuda) L.P., respectively.

(13) Includes 612,179 shares issuable upon exercise of certain warrants. Also includes 1,636,232 shares issuable upon exercise of options, 280,546 of which shares are exercisable within 60 days of March 31, 1998.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth certain information regarding the compensation earned during the last three fiscal years by (i) the Company's Chief Executive Officer and (ii) each of the four other most highly compensated executive officers of the Company serving as such as of the end of the last fiscal year whose total annual salary and bonus exceeded $100,000. Mr. Arnone is also included in the table because he would have been among the four most highly compensated executive officers of the Company on the last day of the 1997 fiscal year had he not resigned earlier during that year. Such individuals will be hereafter referred to as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                             ANNUAL COMPENSATION                       COMPENSATION
                                             --------------------                    ----------------
                                                                        OTHER           SECURITIES
                                    FISCAL                              ANNUAL          UNDERLYING
   NAME AND PRINCIPAL POSITION       YEAR     SALARY      BONUS      COMPENSATION    OPTIONS/WARRANTS
   ---------------------------      ------   --------    --------    ------------    ----------------
James D. Durham...................   1997    $225,000    $100,000           --           305,000
  Chairman of the Board,             1996     187,425          --           --           101,600
  President and Chief Executive      1995     178,003          --           --           388,574(1)
  Officer
John V. Cracchiolo................   1997     159,375(2)       --           --           155,000
  Executive Vice President, Chief    1996     133,333(3)   52,000           --                --
  Financial Officer and Secretary    1995      73,149(3)       --       14,000(4)         70,000
Frederick Stodolak................   1997     179,800          --           --            60,000
  Executive Vice President and       1996     118,141(5)       --      134,198(6)             --
  President, Value-Added             1995          --          --           --            24,000
  Systems Division
Suzanne J. Blumenthal.............   1997     125,000       3,324(7)        --            25,000
  Executive Vice President and       1996     110,000      32,646(8)        --                --
  President, Business Office
     Services                        1995      85,000      28,505(7)        --            20,400
  and Technology Division
Eugene M. Arnone..................   1997     127,549(9)
  Executive Vice President and
  President, Business Office
  Outsourcing Services Division

---------------
(1) Includes a warrant to purchase 254,000 shares. In September 1996, this warrant was combined with a warrant to purchase 101,600 shares.

(2) Effective August 1997, Mr. Cracchiolo's annual salary was increased from $150,000 to $175,000 by the Board of Directors.

(3) Represents salary paid from May 1995 through December 1995.

(4) Represents reimbursement for moving expenses.

(5) Represents salary paid through June 15, 1996 and from November 19, 1996 through December 31, 1996. Mr. Stodolak's annual salary for 1996 was $175,000. In addition, for the period of September 1, 1996 through November 18, 1996, Mr. Stodolak was a consultant with the Company and received a $20,000 retainer fee.

(6) For the period June 16, 1996 through August 31, 1996, Mr Stodolak received 35,786 shares of Common Stock, at $3.75 per share, in lieu of receiving cash salary. The fair market value of the Common Stock was $7.50 per share. The aggregate value of the difference between the fair market value and the purchase price of the shares was $134,198. Mr. Stodolak resigned as a full-time employee of the Company effective March 2, 1998; however, he remains a part-time employee of the Company.

(7) Represents commissions earned and paid.

(8) Includes $12,646 for commissions earned and paid.

(9) Represents salary paid from April 1997 through December 1997. Mr. Arnone resigned from the Company effective December 15, 1997.

STOCK OPTIONS

     The following table sets forth information concerning the stock option grants made to each of the Named Executive Officers during the 1997 fiscal year. No stock appreciation rights were granted during the 1997 fiscal year to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS
                                      ----------------------------------
                                        PERCENT OF                                      POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF         TOTAL                                        ASSUMED ANNUAL RATES OF STOCK
                         SECURITIES       OPTIONS                                             PRICE APPRECIATION
                         UNDERLYING       GRANTED       EXERCISE OR BASE                      FOR OPTION TERM(3)
                          OPTIONS     TO EMPLOYEES IN      PRICE PER       EXPIRATION   ------------------------------
         NAME            GRANTED(1)     FISCAL 1997         SHARE(2)          DATE           5%               10%
         ----            ----------   ---------------   ----------------   ----------   ------------      ------------
James D. Durham........   200,000          20.5%             $11.50         1/03/07      $1,446,488        $3,665,608
                          105,000          10.8%             $9.125         7/10/07      $  602,035        $1,526,479
John V. Cracchiolo.....   100,000          10.3%             $11.50         1/03/07      $  723,229        $1,832,804
                           55,000           5.6%             $9.125         7/10/07      $  315,351        $  799,585
Frederick Stodolak.....    25,000           2.6%             $11.50         3/10/07      $  180,807        $  458,200
                           35,000           3.6%             $9.125         1/03/07      $  200,678        $  508,827
Suzanne J.                 25,000           2.6%             $11.50         1/03/07      $  180,807        $  458,200
  Blumenthal...........
Eugene M. Arnone.......        --             --                 --              --              --                --

---------------
(1) Each option set forth in the table above has a maximum term of ten (10) years measured from the grant date, subject to earlier termination upon the executive officer's termination of service with the Company. Each option will become exercisable for 25% of the option shares upon completion of one year of service measured from the grant date and will become exercisable for the remaining shares in equal monthly installments over the next three years of service thereafter. The option will immediately become exercisable for all of the option shares upon an acquisition of the Company by merger or asset sale unless the options are assumed by the successor corporation. The option for 200,000 shares to Mr. Durham, the 100,000 share option to Mr. Cracchiolo, the 35,000 share option to Mr. Stodolak and the 25,000 share option to Ms. Blumenthal were granted on January 6, 1997. The 25,000 share option to Mr. Stodolak was granted on March 11, 1997. The remaining options to Messrs. Durham and Cracchiolo were granted on July 11, 1997.

(2) The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date or through a cashless purchase procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state income tax liability incurred by the optionee in connection with such exercise.

(3) There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% compounded annual rates or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

OPTION EXERCISES AND YEAR-END VALUES

     No stock appreciation rights were granted during the 1997 fiscal year or outstanding at the end of such fiscal year. The following table sets forth certain information with respect to the Named Executive Officers concerning option exercises during the 1997 fiscal year as well as the number of shares of the Company's Common Stock subject to exercisable and unexercisable stock options which the Named Executive Officers held at the end of the 1997 fiscal year.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                      NUMBER OF SECURITIES                       VALUE OF UNEXERCISED
                                     UNDERLYING UNEXERCISED                     IN-THE-MONEY OPTIONS AT
                                   OPTIONS AT FISCAL YEAR-END                     FISCAL YEAR-END(1)
                             ---------------------------------------    ---------------------------------------
                             (#) SHARES
                             ACQUIRED ON    ($) VALUE                      NON-                        NON-
           NAME               EXERCISE     REALIZED(2)   EXERCISABLE    EXERCISABLE   EXERCISABLE   EXERCISABLE
           ----              -----------   -----------   -----------    -----------   -----------   -----------
James D. Durham............     5,313         63,304       490,174(3)     305,000     $11,641,633   $5,129,375
John V. Cracchiolo.........    30,000        388,650        40,000        155,000         950,000    2,610,625
Frederick Stodolak.........                                 24,000         60,000         570,000    1,043,125
Suzanne J. Blumenthal......                                 36,400         25,000         884,500      400,000
Eugene M. Arnone...........                                     --             --              --           --

---------------
(1) Calculated by determining the difference between the fair market value of the Company's Common Stock as of December 31, 1997 and the exercise price of the option.

(2) Calculated by multiplying the number of shares acquired on exercise by the difference between the fair market value of the shares on the date of exercise and the exercise price.

(3) Includes 134,574 shares of Common Stock issuable upon exercise of a warrant held by Trigon Resources Corporation and 355,600 shares of Common Stock issuable upon exercise of a warrant held by Mr. Durham. See "Security Ownership of Certain Beneficial Owners and Management."

EMPLOYMENT AGREEMENTS; CHANGE IN CONTROL ARRANGEMENTS

     In July 1997, the Company entered into a letter agreement with Lemuel C. Stewart, Jr., the Company's Executive Vice President and President, EDI Division. Pursuant to the letter agreement, Mr. Stewart is to receive a base salary of $175,000 for the 1997 calendar year, subject to annual adjustments at the discretion of the Board of Directors and is eligible for such annual bonuses as the Board of Directors in its discretion shall award. The letter agreement also includes the following severance provisions: (i) if Mr. Stewart dies, his estate will receive a special termination payment equal to one month's salary and (ii) if Mr. Stewart is terminated (a) by reason of disability, (b) in an Involuntary Termination other than a termination for Cause or (c) in connection with a Change in Control (as those terms are defined in the letter agreement), Mr. Stewart will receive an aggregate amount equal to his average annual rate of base salary for the two immediately preceding calendar years and will continue to receive for a period of 12 months his life, health and disability and other benefits. In addition, upon an Involuntary Termination other than a Termination for Cause (as such term is defined in the agreement), Mr. Stewart's outstanding options will vest immediately. The letter agreement terminates on June 30, 1999, but will automatically renew for a term of one year on such date and each succeeding anniversary of such date, unless the Company provides written notice to Mr. Stewart, not later than three months prior to such anniversary date, that it will not extend the term of the letter agreement.

     In September 1997, the Company entered into an employment agreement with Steven D. McCoy, the Company's Executive Vice President and President of the Managed Care Division. Pursuant to the employment agreement, Mr. McCoy is to receive an annual salary of $175,000 and a one-time bonus payment of $30,000 upon execution of the employment agreement. Subject to certain conditions set forth in the agreement, if Mr. McCoy is terminated without cause during the first year of the agreement, he will receive his salary through the first anniversary of the agreement and for four consecutive calendar months thereafter and if Mr. McCoy is terminated without cause during the second year of the agreement, he will receive his salary for the remainder of the calendar month in which such termination is effective and for four consecutive calendar months thereafter. Finally, if either party terminates the agreement as a result of Mr. McCoy's disability, Mr. McCoy will receive his salary for the lesser of (i) four consecutive calendar months or (ii) the period until disability insurance benefits commence under the disability insurance coverage furnished by the Company. The employment agreement terminates on September 29, 1999.

     In November 1997, the Company entered into a letter agreement with John V. Cracchiolo, the Company's Executive Vice President and Chief Financial Officer. Pursuant to the letter agreement, Mr. Cracchiolo is to receive a base salary of $175,000 for the 1997 calendar year and is eligible for such annual cash bonuses as the Board of Directors in its discretion shall award. The letter agreement also contains the following severance provisions: (i) if Mr. Cracchiolo dies, his estate will receive a special termination payment equal to one months' salary and (ii) if Mr. Cracchiolo is terminated by reason of disability or an Involuntary Termination other than a Termination for Cause (as those terms are defined in the letter agreement), Mr. Cracchiolo will receive an aggregate amount equal to his average annual rate of base salary for the two immediately preceding calendar years and will also continue to receive for a period of 12 months his life, health and disability and other benefits. In addition, upon a Change in Control or an Involuntary Termination other than a Termination for Cause, Mr. Cracchiolo's outstanding options will vest immediately. The term of the agreement is one year from the effective date and shall be extended automatically on each succeeding anniversary of the effective date of the agreement for an additional one (1) year period unless, not later than three (3) months preceding such anniversary date, the Company shall have given written notice to Mr. Cracchiolo that it will not extend the term of the letter agreement.

     In November 1997, the Company entered into a letter agreement with James D. Durham, the Company's President and Chief Executive Officer. Pursuant to the letter agreement, Mr. Durham is to receive a base salary of $225,000 for the 1997 calendar year. In addition, Mr. Durham is eligible for such annual cash bonuses as the Board of Directors in its discretion shall award, based upon the recommendation of the Board's Compensation Committee. The letter agreement also contains the following severance provisions: (i) if Mr. Durham dies, his estate will receive a special termination payment equal to one months' salary and (ii) if Mr. Durham is terminated by reason of disability or an Involuntary Termination other than a Termination for Cause (as those terms are defined in the letter agreement), Mr. Durham will receive an aggregate amount equal to the sum of (a) his average annual rate of base salary and (b) his average bonus paid to him by the Company, in each case for service rendered by Mr. Durham in the two immediately preceding calendar years and will also continue to receive for a period of 12 months (24 months if Mr. Durham's termination is effected in connection with a Change in Control, as defined in the letter agreement) his life, health and disability and other benefits. In addition, upon a Change in Control or an Involuntary Termination other than a Termination for Cause, Mr. Durham's outstanding options will vest immediately. The letter agreement terminates on December 31, 1999, and will automatically renew for a term of one year on such date and each succeeding anniversary of such date, unless the Company provides written notice to Mr. Durham, not later than three months prior to such anniversary date, that it will not extend the term of the letter agreement.

     In January 1998, the Company entered into a letter agreement with Andrew J. Hurd, the Company's Executive Vice President, Business Development. Pursuant to the letter agreement, Mr. Hurd is to receive a base salary of $150,000 for the 1998 calendar year and is eligible to receive a bonus payment equal to $150,000, subject to the achievement of established annual performance objectives. Mr. Hurd is also eligible to receive additional bonuses based on the achievement of incremental revenue in excess of the established revenue performance objectives. The letter agreement also includes (i) a provision entitling Mr. Hurd, subject to the approval of the Company's Board of Directors, to an option to purchase 50,000 shares of the Company's Common Stock in accordance with the Company's 1996 Stock Incentive Plan and (ii) a provision entitling Mr. Hurd, subject to the approval of the Company's Board of Directors, to a warrant to purchase 50,000 shares of the Company Common Stock and (iii) a severance provision pursuant to which Mr. Hurd, if terminated without cause, will be entitled to receive three months' salary. In addition, if Mr. Hurd's employment is terminated without cause in connection with a change in control (as such term is defined in the agreement), all of his outstanding options will vest immediately.

     In February 1998, the Company entered into an employment agreement with Ruthann Russo, the Company's Executive Vice President and President, Compliance and Education Division. Pursuant to the employment agreement, Ms. Russo is to receive an annual salary of $175,000, subject to upward adjustment at the sole discretion of the Board of Directors. Subject to certain conditions set forth in the agreement, if Ms. Russo is terminated without cause, she will receive her salary for the remainder, if any, of the calendar month in which such termination is effective and for twelve consecutive calendar months thereafter. If either party terminates the agreement as a result of Ms. Russo's disability, Ms. Russo will receive her salary for the lesser of (i) six consecutive calendar months or (ii) the period until disability insurance benefits commence under the disability insurance coverage furnished by the Company. The employment agreement terminates on February 4, 2000.

     In March 1998, the Company entered into a letter agreement with Keith M. Roberts, the Company's Executive Vice President and General Counsel. Pursuant to the letter agreement, Mr. Roberts is to receive a base salary of $150,000 for the 1998 calendar year and is eligible for such annual cash bonuses as the Board of Directors in its discretion shall award. The letter agreement also contains the following severance provisions: (i) if Mr. Roberts dies, his estate will receive a special termination payment equal to one months' salary and (ii) if Mr. Roberts is terminated by reason of disability or an Involuntary Termination other than a Termination for Cause (as those terms are defined in the letter agreement), Mr. Roberts will receive an aggregate amount equal to his average annual rate of base salary for the two immediately preceding calendar years and will also continue to receive for a period of 12 months his life, health and disability and other benefits. In addition, upon a Change in Control or an Involuntary Termination other than a Termination for Cause, Mr. Robert's outstanding options will vest immediately. The term of the agreement is one year from the effective date and shall be extended automatically on each succeeding anniversary of the effective date of the agreement for an additional one (1) year period unless, not later than three (3) months preceding such anniversary date, the Company shall have given written notice to Mr. Roberts that it will not extend the term of the letter agreement.

     In connection with an acquisition of the Company by merger or asset sale, each outstanding option held by the Chief Executive Officer and the other executive officers under the Company's 1994 Stock Plan (the predecessor equity incentive program to the 1996 Plan) or the 1996 Plan will automatically accelerate in full, except to the extent such options are to be assumed by the successor corporation. In addition, the Compensation Committee as Plan Administrator of the 1996 Plan will have the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer or any other executive officer or any unvested shares of Common Stock subject to direct issuances held by such individual, in connection with the termination of the officer's employment following: (i) a merger or asset sale in which these options are assumed or are assigned or (ii) certain hostile changes in control of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee during the 1997 fiscal year consisted of Ms. Neuscheler (Chairperson), Dr. Austin and Mr. Ryan. No member of such Committee was at any time during the 1997 fiscal year or at any other time an officer or employee of the Company. No executive officer of the Company served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during the Company's last fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In December 1997, the Company entered into an agreement with Arcadian Management Services, Inc. ("Arcadian") to develop a centralized business office ("CBO") and to provide full business office outsourcing services for its four managed hospitals. The CBO is located in Fresno, California at the Company's west coast processing center. Under the terms of the agreement, the Company will receive (i) approximately $70,000 per month and (ii) additional compensation if the Company meets certain performance-based targets. In connection with this agreement, the Company advanced to Chama, Inc., an affiliate of Arcadian, ("Chama") approximately $1.6 million at a interest rate of seven percent (7%) per annum for the purpose of increasing cash flow while the CBO is being implemented. Pursuant to the terms of a Secured Promissory Note, dated April 9, 1998, Chama will pay to the Company $525,000 by April 30, 1998, $525,000 by May 31, 1998 and the remaining balance of principal and interest by June 30, 1998. John H. Austin, a director of the Company, is President and Chief Executive Officer of Arcadian. The foregoing transaction was negotiated on an arms-length basis and the Company believes the terms are no less favorable to the Company than could be obtained from disinterested third parties.

     In September 1997, the Company entered into an agreement with Sedona Healthcare Group ("Sedona") for a business office outsourcing services engagement. Under the terms of the agreement, the Company will receive (i) approximately $23,000 per month, (ii) a per claim fee for claims processed and
(iii) additional compensation if the Company meets certain performance-based targets. Cornelius T. Ryan, a director of the Company, is a director of Sedona. In addition, Mr. Ryan is a general partner OBP Management L.P. and OBP Management (Bermuda) Limited Partnership (collectively, "Oxford"). Oxford, a stockholder of the Company, is also a stockholder of Sedona. The foregoing transaction was negotiated on an arms-length basis and the Company believes the terms are no less favorable to the Company than could be obtained from disinterested third parties.

     In August 1997, the Company entered into a Settlement Agreement and Mutual General Release in the matter of THCS Holding, Inc. et al. v. Innovative Financial Strategies, Inc. et al. Pursuant to the terms of the settlement agreement, certain stockholders of the Company transferred an aggregate of 147,500 shares of the Company's Common Stock and an aggregate of $329,105 to certain of the cross-complainants in this action, and the Company transferred an aggregate of $170,895 to certain of the cross-complainants in this action. James
D. Durham, the company's Chairman and Chief Executive Officer, was a party to the settlement agreement and was released form all claims arising out of the factual allegations contained in the cross-complaint in this action. Certain of the entities affiliated with The CW Group, stockholders of the Company, also were parties to the settlement agreement.

     In addition to the indemnification provisions contained in the Company's Restated Certificate of Incorporation and Bylaws, the Company has entered into separate indemnification agreements with each of its directors and officers. These agreements require the Company, among other things to indemnify such director or officer against expenses (including attorneys' fees), judgments, fines and settlements (collectively, "Liabilities") paid by such individual in connection with any action, suite or proceeding arising out of such individual's status or service as a director or officer of the Company (other than Liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     It is the duty of the Compensation Committee to review and determine the salaries and bonuses of executive officers of the Company, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The Compensation Committee also has the sole and exclusive authority to make discretionary option grants to the Company's executive officers under the Company's 1996 Plan.

     The Compensation Committee believes that the compensation programs for the Company's executive officers should reflect the Company's performance and the value created for the Company's stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company's success. The Company is engaged in a very competitive industry, and the Company's success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

     General Compensation Policy. The Compensation Committee's policy is to provide the Company's executive officers with compensation opportunities which are tied to their personal performance, the financial performance of the Company and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package is comprised of three elements: (i) base salary, (ii) variable incentive awards and (iii) long-term, equity-based incentive awards.

     The Compensation Committee has retained the services of an independent compensation consulting firm to provide advice on executive compensation matters, including the base salary levels for executive officers, including the Chief Executive Officer and the incentive compensation payable to all executive officers. Specifically, the consulting firm furnished the Committee with compensation surveys and data for purposes of comparing the Company's executive compensation levels with those at companies within and outside the industry with which the Company competes for executive talent and provided the Committee with specific recommendations for maintaining the Company's executive compensation at a level competitive with the marketplace.

     Factors. The principal factors that were taken into account in establishing each executive officer's compensation package for the 1997 fiscal year are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

     Chief Executive Officer Compensation. In setting the base salary level payable for the 1997 fiscal year to the Company's Chief Executive Officer, James
D. Durham, the Committee reviewed a detailed performance evaluation compiled for Mr. Durham. The performance evaluation took into consideration Mr. Durham's qualifications, the level of experience brought to his position and gained while in the position, the Company goals for which Mr. Durham had responsibility, specific accomplishments to date, and the importance of Mr. Durham's individual contributions to the achievement of the Company goals and objectives set for the prior fiscal year. In addition, the Compensation Committee sought to provide him with a level of base salary which it believed, on the basis of its understanding of the salary levels in effect for other chief executive officers at similar-sized companies in the industry, to be competitive with those base salary levels.

     Mr. Durham has an existing employment agreement with the Company which has a term of two (2) years (ending December 21, 1999). The annual base salary for Mr. Durham for 1997 was $225,000. Mr. Durham's variable incentive award for 1997 will be based on the actual financial performance of the Company relative to corporate objectives and a measure of his individual contribution. His award was based on the incentive plan used for all executive officers. The option grants made to Mr. Durham during 1997 were based upon his performance and leadership with the Company.

     Other Executive Officer Compensation. In setting base salaries for executive officers other than the Chief Executive Officer, the Compensation Committee reviewed the compensation data and surveys provided by the independent consultant for comparative compensation purposes. A peer group of companies was identified for such comparative purposes. In selecting the peer group companies, the Compensation Committee focused primarily on whether those companies were actually competitive with the Company in seeking executive talent, whether those companies had a management style and corporate culture similar to the Company's and whether similar positions existed within their corporate structure.

     The base salary for each executive officer other than the Chief Executive Officer reflects the salary levels for comparable positions at the peer group companies as well as the individual's personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the Compensation Committee. Each executive officer's base salary is adjusted each year on the basis of (i) the Compensation Committee's evaluation of the officer's personal performance for the year and (ii) the competitive marketplace for persons in comparable positions.

     Variable Incentive Awards. To reinforce the attainment of Company goals, the Committee believes that a substantial portion of the annual compensation of each executive officer should be in the form of variable incentive pay. The annual incentive pool for executive officers is determined on the basis of the Company's achievement of the financial performance targets established at the beginning of the fiscal year and the executive's individual contribution.

     Long-Term, Equity-Based Incentive Awards. The goal of the Company's long-term equity-based incentive awards is to align the interests of executive officers with stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Committee determines the size of long-term, equity-based incentives according to each executive's position within the Company and sets the incentives at a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the Committee takes into account an individual's recent performance, his or her potential for future responsibility and promotion, and comparable awards made to individuals in similar positions with comparable companies. The relative weight given to each of these factors varies among individuals at the Committee's discretion.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance based compensation paid to the Company's executive officers for the 1997 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company's executive officers for fiscal 1998 will exceed that limit. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

     The Board of Directors did not modify any action or recommendation made by the Compensation Committee with respect to executive compensation for the 1997 fiscal year. It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interests of the Company's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

     Submitted by the Compensation Committee of the Company's Board of
Directors:

                          Joan Neuscheler, Chairperson
                                 John H. Austin
                                 Cornelius Ryan

PERFORMANCE GRAPH

     The following chart, which was produced by Research Data Group, depicts the Company's performance for the period beginning on October 10, 1996 (the Company's initial public offering date) and ending December 31, 1997, as measured by total stockholder return on the Company's Common Stock compared with the total return of the NASDAQ Stock Market (U.S.) Index and the NASDAQ Computer and Data Processing Index. Upon request, the Company will furnish stockholders a list of the component companies of such indexes.

                COMPARISON OF 14 MONTH CUMULATIVE TOTAL RETURN*
       AMONG QUADRAMED CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
                AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

                                                                                 NASDAQ
                                                                               COMPUTER &
        MEASUREMENT PERIOD              QUADRAMED         NASDAQ STOCK            DATA
      (FISCAL YEAR COVERED)            CORPORATION        MARKET (U.S.)        PROCESSING
10/10/96                                   100                 100                 100
DEC-96                                      95                 104                 103
DEC-97                                     227                 128                 127

---------------
* Assumes $100 invested on October 10, 1996 in stock or index including reinvestment of dividends. Fiscal year ending December 31.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings made by the Company under those statutes, the preceding Report of the Compensation Committee of the Board of Directors on Executive Compensation and the Company's Stock Performance Graph will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by the Company under those statutes.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) reports they file. The Company believes that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 1997 were met in a timely manner by its directors, executive officers, and greater than ten percent beneficial owners.

               MATTERS RELATED TO INDEPENDENT PUBLIC ACCOUNTANTS

     The Company has not yet selected an independent public accounting firm for the fiscal year ending December 31, 1998. The Company is currently evaluating several independent public accounting firms to serve for the fiscal year ended December 31, 1998. The firm of Arthur Andersen LLP served as independent public accountants for the Company for the fiscal year ended December 31, 1997. No representative of Arthur Andersen LLP will be present at the 1998 Annual Meeting.

                             STOCKHOLDER PROPOSALS

     From time to time stockholders present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. To be included in the proxy statement for the 1999 annual meeting, proposals must have been received by the Company no later than December 30, 1998.

     Stockholders may present proposals which are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures specified by the Company's Bylaws. The Company's Bylaws require all stockholders who intend to make proposals at an annual stockholders meeting to submit their proposals to the Company 60 to 90 days before the anniversary date of the previous year's annual meeting. To be eligible for consideration at the 1999 annual meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement must be received by the Company between February 26 and March 30, 1999. The provision is intended to allow all stockholders to have an opportunity to consider business expected to be raised at the meeting.

                                   FORM 10-K

     The Company filed an Annual Report on Form 10-K with the Securities and Exchange Commission on or about March 31, 1998. Stockholders may obtain a copy of this report, without charge, by writing to Keith M. Roberts, Executive Vice President and General Counsel, at the Company's principal executive offices at 80 East Sir Francis Drake Boulevard, Suite 2A, Larkspur, California 94939.

                                 OTHER MATTERS

     Management does not know of any matters to be presented at the 1998 Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement. If a stockholder vote is necessary to transact any other business at the 1998 Annual Meeting, the proxyholders intend to vote their proxies in accordance with their best judgment related to such business.

     It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE THAT HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

                                          By Order of the Board of Directors,


                                          /s/ James D. Durham

                                          James D. Durham
                                          Chairman of the Board

May 1, 1998
Larkspur, California

                              QUADRAMED CORPORATION
                       1998 ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 28, 1998

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                              QUADRAMED CORPORATION

        The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on May 28, 1998 and the Proxy Statement and appoints JOHN V. CRACCHIOLO and KEITH M. ROBERTS, and each of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote all the shares of Common Stock of QuadraMed Corporation (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 1998 Annual Meeting of Stockholders of the Company to be held at 80 East Sir Francis Drake Boulevard, Larkspur, California 94939 at 9:00 a.m. on May 28, 1998, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below:

1. To elect a director to serve for a three-year term ending in the year 2001 or until his or her successor is duly elected and qualified.

        Joan P. Neuscheler      [ ]  FOR         [ ] AGAINST         [ ] ABSTAIN

        Cornelius T. Ryan       [ ]  FOR         [ ] AGAINST         [ ] ABSTAIN


2. To approve the amendment and restatement of the Company's certificate of incorporation to authorize an additional 30,000,000 shares of Common Stock.

                               [ ]  FOR         [ ] AGAINST         [ ] ABSTAIN

3. In their discretion, proxies are authorized to transact and vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE DIRECTORS LISTED ABOVE AND A VOTE FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION. IF NO INSTRUCTION TO THE CONTRARY IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED ABOVE AND FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION.

                                    Dated:  ______________________________, 1998

                                    ____________________________________________
                                    Signature

                                    ____________________________________________
                                    Signature if jointly held (if joint or
                                    common ownership)

                                    Please sign exactly as name or names appear at left, including the title "Executor," "Guardian," etc. if the same is indicated. When joint names appear both should sign. If stock is held by a corporation this proxy should be executed by a proper officer thereof, whose title should be given.

   PLEASE MARK, SIGN, DATE AND RETURN THIS CARD IN THE ENCLOSED POSTAGE-PAID
                                 ENVELOPE TODAY